Exhibit 99.1

[LOGO]®

Contact: Robert S. Schneider

U.S.I. Holdings Corporation

914 747 8702

bob.schneider@usi.biz

U.S.I. Holdings Corporation

Elects L. Ben Lytle As New Director

San Francisco, CA – May 29, 2003 – U.S.I. Holdings Corporation (“USI”) (NASDAQ:USIH) today announced that its shareholders have elected L. Ben Lytle as a new independent Director of the Company. Mr. Lytle has also been appointed by the Board of Directors to chair USI’s Nominating Committee and Governance Committee and to serve on USI’s Compensation Committee.

Mr. Lytle served as Chief Executive Officer of Anthem Inc. from March 1989 to October 1999. Mr. Lytle, who recently retired as Chairman of the Board of Anthem Inc. after serving in that role for five years, currently serves Anthem Inc. as Chairman Emeritus and presiding director of executive sessions of the Board of Directors. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow and trustee of the American Enterprise Institute and Senior Fellow and trustee of the Hudson Institute. He is also a director of Duke Realty Corporation and Monaco Coach Corporation. Mr. Lytle is a frequent guest lecturer on health care and strategic planning, and has provided testimony to Congress and State Legislatures on health care reform, chaired Indiana’s Governor appointed health care commission, and served on President Clinton’s Commission on Consumer Protection and Quality in the Health Care Industry.

Commenting on the announcement, USI’s Chairman, President and CEO David L. Eslick said, “I am very pleased to announce that Ben has joined our Board. He has both extensive experiences in our industry and proven leadership skills that will be invaluable to me and USI’s senior management team.”

This press release may contain certain statements relating to future results, which are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to small and mid-sized businesses throughout the United States. USI is headquartered in San Francisco and operates out of 61 offices in 20 states.